Exhibit 99

Heritage Financial Group Announces Plans to Conduct Banking Business in Florida

    ALBANY, Ga.--(BUSINESS WIRE)--March 14, 2006--Len Dorminey, President and Chief Executive Officer of Heritage Financial Group (NASDAQ: HBOS) the holding company of HeritageBank of the South, today announced that the Company and the Bank have entered into an agreement with Moultrie, Georgia-based Ameris Bancorp and two of its banking subsidiaries that will enable the HeritageBank of the South to operate a new branch in Florida. HeritageBank of the South is conducting a search to determine where in Florida it will locate the new branch. The opening of the branch is subject to the receipt of required regulatory approvals and the completion of a series of transactions with Ameris Bancorp, which will allow the Bank to lawfully open a branch in Florida. As part of the Agreement, the Bank will make a $1 million payment to Ameris
Bancorp.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a federally chartered savings bank in 2001 and, in 2005, became a Georgia-chartered savings bank. As of December 31, 2005, Heritage Financial Group reported total assets of approximately $364 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
    Heritage, MHC, a mutual holding company formed in 2002, holds 70% of the shares of Heritage Financial Group. The remaining 30% of the Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.
    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

    CONTACT: Heritage Financial Group
             Leonard Dorminey, 229-878-3370